FORM 3                U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

              INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


           Filed pursuant to Section 16(a) of the Securities Exchange
                Act of 1934, Section 17(a) of the Public Utility
               Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1990

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1.  Name and Address of Reporting Person

  COPPOLA      DAVID               J.

  (Last)      (First)           (Middle)


500 Craig Road

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               (Street)


Manalapan, NJ 07726
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(City)        (State)          (Zip)


2.  Date of Event Requiring
    Statement
    (Month/Day/Year)
    1/27/99
----------------------------------


3.  IRS or Social Security Number
    of Reporting Person (Voluntary)


4.  Issuer Name and Ticker of Trading Symbol

CALTON, INC. (CN)
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5.  Relationship of Reporting Person to Issuer
        (Check all applicable)
____ Director                ____ 10% Owner
__X_ Officer (give           ____ Other (specify
              title below)               below)

         Vice-President-Treasurer
         ------------------------

6.  If Amendment, Date of Original
    (Month/Day/Year)


7.  Individual or Joint/Group Filing
    (Check Applicable Line)

    X Form filed by One Reporting Person
   --
   -- Form filed by more than One Reporting Person

TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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

1.  Title of Security    2.  Amount of Securities    3.  Ownership Form: Direct         4.  Nature of Indirect Beneficial Ownership
    (Instr. 3)               Beneficially Owned          (D) or Indirect (I)(Instr. 5)      (Instr. 5)
                             (Instr. 4)
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Common Stock                      12,574                           I                               By 401(K) Plan
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
___________

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)
                                                                          (Over)

               TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of Derivative Security
   (Instr. 4)

------------------------------------
Employee stock Option (Right to Buy)
------------------------------------
Employee stock Option (Right to Buy)
------------------------------------
Employee stock Option (Right to Buy)
------------------------------------
Employee stock Option (Right to Buy)
------------------------------------
Employee stock Option (Right to Buy)
------------------------------------
Employee stock Option (Right to Buy)
------------------------------------


2. Date Exercisable
   and Expiration Date
   (Month/Day/Year)

Date      Expira-
Exer-     tion
cisable   Date


-------------------------
(1)       1/27/09
-------------------------
(2)       1/29/08
-------------------------
(3)       4/24/06
-------------------------
(4)       1/31/06
-------------------------
(5)       1/25/06
-------------------------
(5)       7/28/03
-------------------------


3. Title and Amount of Securities
   Underlying Derivative Security
   (Instr. 4)

       Title        Amount
                    or
                    Number
                    of
                    Shares
------------------------------------
Common Stock        25,000
------------------------------------
Common Stock        10,000
------------------------------------
Common Stock        10,000
------------------------------------
Common Stock        15,000
------------------------------------
Common Stock        10,000
------------------------------------
Common Stock        18,600
------------------------------------


 4. Conversion
    of Exercise
    Price of
    Derivative
    Security

------------------
     1.22
------------------
      .50
------------------
      .41
------------------
      .31
------------------
      .41
------------------
      .41
------------------


5. Ownership Form of
   Derivative
   Security:
   Direct (D) or
   Indirect (I)
   (Instr. 5)

-------------------
        D
-------------------
        D
-------------------
        D
-------------------
        D
-------------------
        D
-------------------
        D
-------------------


6. Nature of Indirect
   Beneficial
   Ownership
   (Instr. 5)

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Explanation of Responses:

(1) Exercisable in five equal annual installments of 5,000 shares commencing January 27, 2000

(2) Exercisable in five equal annual installments of 2,000 shares commencing January 29, 1999.

(3) Exercisable in five equal annual installments of 2,000 shares commencing April 24, 1997.

(4) Exercisable in five equal annual installments of 3,000 shares commencing January 30, 1997.

(5) All such options are currently exercisable.

++Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                 February 19,1999
-------------------------------------            ----------------
++Signature of Reporting Person                       Date


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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